SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

      Filed by the Registrant ☒

      Filed by a Party other than the Registrant ☐

      Check the appropriate box:

      ☐ Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      ☒ Definitive Proxy Statement

      ☐ Definitive Additional Materials

      ☐ Soliciting Material Under Rule 14a-12

USEC INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

      ☐ Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

General Information About the Meeting and Voting
Election of Directors
Corporate Governance
Meetings and Committees of the Board
Compensation of Directors
Security Ownership of Certain Beneficial Owners and Management
Summary Compensation Table
Options/SAR Grants in Last Fiscal Year
Aggregated Fiscal Year End Option Values
Long-Term Incentives -- Restricted Stock Unit Awards in Last Fiscal Year
Pension Plan
Report of the Compensation Committee on Executive Compensation
Employment Contracts, Termination of Employment and Change in Control Arrangements
Certain Relationships and Related Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
Performance Graph
Audit, Finance and Corporate Responsibility Committee Report
Ratification of Appointment of Independent Auditors
Other Matters
Proposals By Shareholders
Miscellaneous

USEC INC.

Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

October 2, 2002

Dear Shareholder:

      You are cordially invited to attend our Annual Meeting of Shareholders to be held at 10:00 a.m., local time, Wednesday, November 6, 2002, at the Naval Heritage Center located at 701 Pennsylvania Avenue, NW, Washington, DC.

      Matters scheduled for consideration at this meeting are the election of eight directors and ratification of the appointment of the Company’s independent auditors. The meeting will also provide an opportunity to review with you the business of USEC during fiscal year 2002.

      Your vote is important no matter how many shares you own. We encourage you to vote your shares today. You may vote by completing and returning the enclosed proxy card in the postage-paid envelope provided or using telephone or Internet voting systems. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

      We thank you for your interest in USEC Inc.

Sincerely,

James R. Mellor	William H. Timbers
Chairman of the Board	President and Chief Executive Officer

USEC Inc.

Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 6, 2002

      The Annual Meeting of Shareholders of USEC Inc. will be held on Wednesday, November 6, 2002, at 10:00 a.m., local time, at the Naval Heritage Center located at 701 Pennsylvania Avenue, NW, Washington, DC for the purpose of considering and voting upon:

1.	The election of eight directors for a term of one year;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for the 2003 fiscal year; and

3.	Such other business as may properly come before the meeting or any adjournments thereof.

      We are enclosing a copy of the Company’s 2002 Annual Report with this Notice and Proxy Statement.

      The record date for determining shareholders entitled to notice of, and to vote at, the meeting is the close of business September 12, 2002. Please complete and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience, or use telephone or Internet voting systems.

By Order of the Board of Directors,

Timothy B. Hansen
Senior Vice President, General Counsel and Secretary

Bethesda, Maryland

October 2, 2002

2002 PROXY STATEMENT

USEC Inc.

Two Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817

PROXY STATEMENT

      We are providing these proxy materials in connection with the solicitation by the Board of Directors of USEC Inc. of proxies to be voted at USEC’s Annual Meeting of Shareholders to be held on November 6, 2002 or at any adjournments, postponements or reschedulings thereof. This Proxy Statement, proxy card and USEC Inc.’s 2002 Annual Report will be mailed to each shareholder commencing on or about October 2, 2002.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote at the meeting?

      The Board has set September 12, 2002 as the record date for the meeting. If you were the owner of USEC Inc. common stock at the close of business on September 12, 2002, you may vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent as a “holder of record”;

•	held for you in an account with a broker, bank or other nominee (shares held in “street name”); and

•	held for you under a USEC employee stock ownership plan with our plan administrator, EquiServe.

How many shares must be present to hold the meeting?

      A majority of USEC’s outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 81,654,339 shares of USEC common stock outstanding. Your shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card prior to the meeting.

What proposals will be voted on at the meeting?

      There are two items scheduled to be voted on at the meeting:

•	election of eight directors; and

•	ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

How many votes are required to approve each item?

      Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the eight nominees who receive the largest number of “FOR” votes cast will be elected as directors.

      The ratification of the appointment of the independent auditors requires the “FOR” vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on that proposal.

How are votes counted?

      You may either vote “FOR” or “WITHHOLD” authority to vote for each of our nominees for the Board of Directors. You may vote “FOR”, “AGAINST” or “ABSTAIN” on the ratification of the appointment of the independent auditors. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. If you abstain from voting on the other proposal, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against those proposals. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” the other proposal.

      Broker non-votes, which occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to such matter, will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent auditors.

How does the Board recommend that I vote?

      The Board of Directors recommends that you vote “FOR” each of the director nominees named in this Proxy Statement and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

How do I vote my shares without attending the meeting?

      Whether you hold shares directly, in “street name”, or through a USEC stock ownership plan, you may direct your vote without attending the Annual Meeting. If you are a shareholder of record or hold shares through a USEC stock ownership plan, you may vote by signing and dating your proxy card and mailing it in the postage-paid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

      For shares held in street name, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

How do I vote my shares in person at the meeting?

      Even if you plan to attend the meeting, we encourage you to vote by signing, dating, and returning the enclosed proxy card so your vote will be counted if you later decide not to attend the meeting.

      If you choose to vote at the Annual Meeting:

•	If you are a shareholder of record, you may vote by the ballot provided at the meeting.

•	If you hold your shares in “street name”, you must obtain a proxy in your name from your bank, broker or other holder of record in order to vote by ballot at the meeting.

What happens if my shares are held in more than one account?

      If your shares are held in more than one account, you will receive one proxy card for each account. To ensure that all of your shares in each account are voted, sign, date and return each proxy card you receive.

May I revoke my proxy and change my vote?

      You may revoke your proxy at any time before it is voted by:

•	submitting a properly signed proxy card with a later date;

•	delivering to the Secretary of USEC a written notice of revocation bearing a later date than the proxy; or

•	voting in person at the Annual Meeting.

ITEM 1. ELECTION OF DIRECTORS

      The eight director nominees listed below are proposed to be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected and have qualified. Each of the nominees is a member of the Company’s present Board. It is intended that shares represented by proxies solicited on behalf of the Board of Directors will be voted for the nominees listed below. All nominees have consented to serve if elected, but if any nominee becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

      Dan T. Moore, III has decided not to stand for re-election to the Board of Directors at the Annual Meeting of Shareholders, and will leave the Board at that time. The Board would like to express its sincere appreciation for Dan’s service and valued counsel during his four-year tenure.

      The following table presents information concerning the individuals nominated for election as directors of USEC.

	Age at
Name	June 30, 2002	Principal Occupation

James R. Mellor, Chairman	72	Retired Chairman and Chief Executive Officer of General Dynamics Corporation
Michael H. Armacost	65	Walter H. Shorenstein Distinguished Fellow and Visiting Professor in the Asia/Pacific Research Center at Stanford University
Joyce F. Brown	55	President of the Fashion Institute of Technology of the State University of New York
John R. Hall	69	Retired Chairman and Chief Executive Officer of Ashland, Inc.
W. Henson Moore	62	President and Chief Executive Officer of American Forest and Paper Association
Joseph F. Paquette, Jr.	67	Retired Chairman and Chief Executive Officer of PECO Energy Company
William H. Timbers	52	President and Chief Executive Officer of USEC Inc.
James D. Woods	70	Retired Chairman and Chief Executive Officer of Baker Hughes, Inc.

James R. Mellor has been a Director since 1998. He served as Chairman and Chief Executive Officer of General Dynamics Corporation, a company engaged in shipbuilding and marine systems, land and amphibious combat systems, information systems, and business aviation businesses, from 1994 to 1997, and served as President and Chief Executive Officer from 1993 to 1994. He was previously General Dynamics’ President and Chief Operating Officer. He also serves on the Board of Directors of AmerisourceBergen Corporation, Computer Sciences Corporation, General Dynamics Corporation, and Net2Phone Corporation. Mr. Mellor also serves on the Board of Trustees of the National Museum of American History and the Board of Trustees of the Scripps Research Institute.

Michael H. Armacost has been a Director since 2002. He is a Walter H. Shorenstein distinguished fellow and visiting professor in the Asia/ Pacific Research Center at Stanford University. Mr. Armacost served as president and a trustee of The Brookings Institution from 1995 to 2002. He served as Undersecretary of State for Political Affairs from 1984 to 1989, as a U.S. Ambassador to Japan from 1989 to 1993 and to the Philippines from 1982 to 1984. Mr. Armacost serves on the Board of Directors of AFLAC Inc., Applied Materials Inc., TRW Inc., and Cargill Inc.
Joyce F. Brown has been a Director since 1998. She is the President of the Fashion Institute of Technology of the State University of New York. From 1994 to 1997, Dr. Brown was a professor of clinical psychology at the City University of New York, where she previously held several Vice Chancellor positions. From 1993 to 1994, she served as the Deputy Mayor for Public and Community Affairs in the Office of the Mayor of the City of New York. Dr. Brown also serves on the Board of Directors of Polo Ralph Lauren Corporation, Unity Mutual Life Insurance Company, and PAXAR Corporation.
John R. Hall has been a Director since 1998. He served as Chairman of the Board of Directors of Ashland, Inc., a company engaged in road construction, specialty chemicals, lubricants, car-care products, chemical and plastics distribution and transportation fuels businesses, from 1981 to 1997, and served as Chief Executive Officer from 1981 to 1996. He was Chairman of the Board of Directors of Arch Coal, Inc. from 1997 to 1998, and a director until 1999. Mr. Hall is also a director of Bank One Corporation, The Canada Life Assurance Company, CSX Corporation, Humana Inc., and GrafTech International Inc.
W. Henson Moore has been a Director since 2001. He has been President and Chief Executive Officer of the American Forest and Paper Association, the national trade association of the forest, paper and wood products industry, since 1995. He was previously Deputy Secretary of Energy from 1989 to 1992 and, in 1992 became Deputy Chief of Staff for President George Bush. From 1975 to 1987 he represented the Sixth Congressional District of Louisiana in the U.S. House of Representatives. He is on the Board of Directors of the American Council for Capital Formation and U.S.-New Zealand Council. He also serves on the advisory boards of E-lec Trade.com and Small Business Resources.
Joseph F. Paquette, Jr. has been a Director since 2001. He served as Chairman and Chief Executive Officer of PECO Energy Company, a company engaged in the production, purchase, transmission, distribution, and sale of electricity and the distribution and sale of natural gas, from 1988 until his retirement in 1997. He is a member of the Board of Directors of AAA Mid-Atlantic, Inc., the Mid-Atlantic Insurance Company, and the Mercy Health System.

William H. Timbers has been a Director since 1998. He has been President and Chief Executive Officer of the Company since 1994. He was appointed USEC Transition Manager in March 1993 by President Clinton. Prior to this appointment, Mr. Timbers was President of The Timbers Corporation, an investment-banking firm based in Stamford, Connecticut, from 1991 to 1993. Before that, he was a Managing Director of the investment-banking firm of Smith Barney, Harris Upham & Co., Inc. in New York and San Francisco.
James D. Woods has been a Director since 2001. He served as Chairman and Chief Executive Officer of Baker Hughes Inc., a provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry. From 1989 to 1997 he was Chairman of the Board of Baker Hughes Inc., and its President and Chief Executive Officer from 1986 to 1997. Mr. Woods is also a director of Varco International, OMI Corporation, ESCO Technologies, and Integrated Electrical Services.

      The Board Recommends voting FOR ALL Nominees listed above.

Corporate Governance

      The Board of Directors recognizes that good corporate governance is an important means of addressing the needs of the Company’s shareholders, employees, customers, and community. In 2000, the Board of Directors formally adopted Board of Directors Corporate Governance Guidelines that serve as principles addressing the role of the Board of Directors in the areas of fiduciary oversight, independence, evaluation of the chief executive officer, and succession planning. The Corporate Governance Guidelines also set standards relating to the composition and operation of the Board of Directors and its committees, including standards relating to the selection and qualification of directors, and evaluation of the Board. The Corporate Governance Guidelines are administered by the Board’s Nominating and Governance Committee, which regularly reviews director criteria and qualifications, and leads the performance assessments of the Board. The Corporate Governance Guidelines are available upon request from the Secretary.

Meetings and Committees of the Board

      Pursuant to Delaware General Corporation Law, under which USEC is organized, the business, property and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chairman and officers, by reviewing materials prepared for them by management, and by participating in meetings of the Board and its committees. In fiscal year 2002, the Board of Directors held seven regular meetings and one annual strategic planning meeting. The average attendance of all directors at the total number of Board and committee meetings was 94 percent.

      In accordance with the provisions of the By-Laws of the Company, the Board has designated five committees. Each committee is composed entirely of non-employee directors.

      The Audit, Finance and Corporate Responsibility Committee consists of Mr. Woods, Chairman, Mr. Hall, and Mr. Paquette, who are all independent directors. This Committee is responsible for reviewing the Company’s accounting processes, financial controls, and reporting systems, as well as the selection of the Company’s independent auditors and the scope of the audits to be conducted. It also is responsible for monitoring the policies, practices, and programs of the Company in its relations with the government, customers, suppliers, employees, shareholders, and the communities in which the Company’s production plants are located. This committee met four times in fiscal year 2002.

      The Compensation Committee consists of Mr. Hall, Chairman, Dr. Brown, and Mr. Paquette, who are all independent directors. This Committee’s responsibilities include overseeing and administering the Company’s executive compensation program, and reviewing overall compensation programs and policies for the Company and its key employees. The Compensation Committee also establishes annual performance objectives under the Company’s incentive programs and oversees administration of employee benefit plans. The Compensation Committee met six times in fiscal year 2002.

      The Nominating and Governance Committee consists of Mr. Hall, Mr. Henson Moore, and Mr. Paquette, who are all independent directors. This Committee’s responsibilities include selecting potential candidates for directors and recommending candidates to the Board. The Nominating and Governance Committee also makes recommendations to the Board regarding corporate governance matters and practices and administers the Board’s Corporate Governance Guidelines. The Committee met seven times in fiscal year 2002. The Committee will consider shareholder recommendations for nominees for membership on the Board in accordance with the procedures described under “Proposals by Shareholders” below.

      The Regulatory Affairs Committee consists of Mr. Henson Moore, Chairman, Mr. Armacost, Dr. Brown, and Mr. Dan Moore. The Regulatory Affairs Committee’s responsibilities include monitoring the Company’s compliance with regulatory requirements, including environmental, health and safety, and nuclear regulatory matters. The Regulatory Affairs Committee met two times in fiscal year 2002.

      The Technology Committee consists of Mr. Dan Moore, Chairman, Mr. Armacost, Mr. Mellor and Mr. Woods. This Committee is responsible for monitoring the Company’s efforts with respect to enrichment technology development and deployment, including monitoring economic, licensing and siting issues with respect to enrichment technology the Company may explore or develop. The Technology Committee ensures that the Board is informed of the status, plans and significant events relating to the Company’s development and deployment of alternative enrichment technologies. The Technology Committee met two times in fiscal year 2002.

Compensation of Directors

      For fiscal year 2003, non-employee directors will receive:

•	an annual retainer of $65,000

•	$1,500 for each Board meeting attended

•	$1,000 for each committee meeting attended

•	$5,000 annual fee for committee chairmen

•	an annual grant of 3,500 stock options

      At least 50% of the retainer is paid in the form of restricted stock or nonqualified stock options, although a director may elect to receive a greater proportion of the retainer as well as meeting fees and committee chairman fees in restricted stock or options. If a director chooses to receive options, he or she will receive options on shares with a fair market value equal to 150% of the fee amount otherwise payable to offset the associated risk and lack of dividend equivalents.

      As an incentive to take more of their compensation in the form of Company stock, directors receive additional shares of restricted stock or options (“Incentive Shares”) equal to 20% of the cash portion of the annual retainer and chairman and meeting fees that they elect to take in restricted stock or options.

      Annual retainer and committee chairman payments of restricted stock or options are granted at the beginning of the service year and meeting fees are paid in the month following a meeting of the Board of Directors. Restricted stock issued as payment for annual retainers and meeting and chairman fees vests on the later to occur of (i) the first anniversary of the date of grant, and (ii) termination of the director’s service on the Board. Restricted stock issued as Incentive Shares vests on the later to occur of (i) the third anniversary of the date of grant and (ii) termination of the director’s service on the Board. Options vest after 12 months.

      In the fiscal year ended June 30, 2002, five of the seven non-employee directors elected to receive 100% of their retainers in restricted stock, and two directors elected to receive 50% of their retainers in restricted stock and 50% in cash. With respect to meeting fees, four of the seven non-employee directors elected to receive all of their meeting fees in restricted stock and three directors elected to receive cash. The Company does not provide any additional compensation to employees who are also members of the Board.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth, as of September 23, 2002, the beneficial ownership of the Company’s common stock for the following persons: (a) all shareholders known by the Company to beneficially own more than five percent of the common stock; (b) each of the Company’s directors; (c) the Company’s chief executive officer and the four other most highly paid executive officers of the Company; and (d) all of the Company’s directors and executive officers as a group. Certain information in the table is based on information contained in filings made by the beneficial owner with the Securities and Exchange Commission.

	Common Stock
	Beneficially Owned (1)

Name of Beneficial Owner	Shares Owned		Percent of Class

FMR Corp.	8,030,000		9.9%
82 Devonshire Street
Boston, MA 02109
Deutsche Bank AG	4,988,000		6.1%
Taunusanlage 12, 60325 Frankfurt Am Main
Germany
Directors
Michael H. Armacost	2,784		*
Joyce F. Brown	20,763		*
John R. Hall	75,739	(2)	*
James R. Mellor	189,739	(2)	*
Dan T. Moore, III	53,857		*
W. Henson Moore	8,866		*
Joseph F. Paquette, Jr.	22,149		*
William H. Timbers	798,389	(2)	1.0%
James D. Woods	27,344		*
Officers
Dennis R. Spurgeon	146,939	(2)	*
Henry Z Shelton, Jr.	218,975	(2)	*
Robert J. Moore	162,191	(2)	*
Philip G. Sewell	85,361	(2)	*
Directors and all executive officers as a group	2,302,705	(2)	2.8%

*	Less than 1%

(1)	For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding includes shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through various trust arrangements), in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2)	Includes shares subject to options granted pursuant to the Company’s stock plan exercisable, as of September 23, 2002, or within 60 days from such date as follows: Mr. Hall 29,972, Mr. Mellor 139,813, Mr. Timbers 515,955, Mr. Spurgeon 100,000, Mr. Shelton 152,000, Mr. Moore 132,800, and Mr. Sewell 51,767.

Summary Compensation Table

      The following table sets forth information regarding the compensation of the Chief Executive Officer and the four other most highly paid executive officers of the Company in fiscal years 2002, 2001, and 2000.

		Annual		Long-Term Compensation
		Compensation
				Restricted Stock		All Other
	Fiscal	Salary	Bonus(a)	Awards(a)(b)	Options	Compensation(c)
Name and Principal Position	Year	($)	($)	($)	(#)	($)

William H. Timbers	2002	$660,000	$782,263	$447,142	244,400	$8,750
President and Chief	2001	600,000	381,610	381,599	—	8,540
Executive Officer	2000	600,000	205,832	205,831	1,303,466	8,326
Dennis R. Spurgeon(d)	2002	400,000	442,679	338,355	300,000	20,600
Executive Vice President &	2001	30,769	—	—	—	—
Chief Operating Officer
Henry Z Shelton, Jr.	2002	289,000	227,616	128,281	72,000	13,410
Senior Vice President	2001	265,000	120,093	120,088	—	13,533
and Chief Financial Officer	2000	265,000	62,608	62,605	384,000	9,556
Robert J. Moore(e)	2002	238,000	243,967	4,753	47,600	11,990
Senior Vice President and	2001	220,000	103,208	103,207	—	11,542
General Counsel	2000	220,000	52,362	52,358	253,866	10,632
Philip G. Sewell	2002	226,000	187,317	105,504	59,300	—
Senior Vice President	2001	213,514	103,315	103,300	—	—
	2000	190,000	29,538	29,532	96,000	—

(a)	Represents amounts earned under the Company’s Annual Incentive Program for the fiscal year indicated and paid in the following fiscal year.

(b)	The amounts shown for restricted stock awards is the number of restricted shares granted multiplied by the market price of USEC’s common stock on the date of grant.

As of June 30, 2002, Messrs. Timbers, Spurgeon, Shelton, Moore, and Sewell held 48,598, 12,658, 14,946, 12,821, and 12,817 shares of restricted stock, with an aggregate value of $427,662, $111,390, $131,525, $112,825 and $112,790, respectively, based on the market price of $8.80 per share for USEC’s common stock on June 30, 2002.

Amounts for fiscal 2002 include 60,002, 33,954, 17,458, and 14,367 shares of restricted stock granted on August 7, 2002, to Messrs. Timbers, Spurgeon, Shelton, and Sewell, respectively, and 3,704, 818, 679, and 664 shares of restricted stock granted on November 6, 2001, to Messrs. Timbers, Shelton, Moore, and Sewell, respectively, all of which shares will vest one year from the date of grant, and 12,658 shares of restricted stock granted on July 10, 2001 to Mr. Spurgeon, which shares will vest three years from date of grant.

Amounts for fiscal 2001 include 44,894, 14,128, 12,142, and 12,153 shares of restricted stock granted on July 31, 2001, to Messrs. Timbers, Shelton, Moore, and Sewell, respectively, which shares vested on July 31, 2002.

Amounts for fiscal 2000 include 47,729, 14,517, 12,141, and 6,848 shares of restricted stock granted on August 3, 2000, to Messrs. Timbers, Shelton, Moore, and Sewell, respectively, which shares vested on August 3, 2001.

All shares of restricted stock vest upon the occurrence of a change of control of the Company. Holders of restricted stock are entitled to vote the shares and to receive dividends thereon from the date of grant.

(c)	For Mr. Timbers, amounts include Company contributions of $6,800, $6,800 and $6,600 made under the Company’s 401(k) plan and premiums of $1,950, $1,740 and $1,726 paid by the Company for the term life component of split-dollar life insurance in fiscal years 2002, 2001, and 2000, respectively. For Messrs. Shelton, Spurgeon, Moore, and Sewell, amounts reflect Company contributions made under the Company’s 401(k) plan, together with costs of supplemental 401(k) restoration benefits accrued by the Company.

(d)	Mr. Spurgeon joined USEC Inc. as Executive Vice President and Chief Operating Officer in June 2001.

(e)	Mr. Moore resigned in August 2002.

Options/SAR Grants in Last Fiscal Year

      The following table sets forth information regarding stock options granted in fiscal year 2002, to the executive officers named in the Summary Compensation Table. The amounts shown for each named executive officer as potential realizable values are based entirely on assumed annualized rates of stock price appreciation of 5% and 10% over the full 10-year term of the options. These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon overall stock market conditions and USEC’s future performance and prospects. Consequently, there can be no assurance that the potential realizable values shown in this table will be achieved.

						Potential Realizable
		Individual Grants				Value at Assumed
						Annual Rates of Stock
		Number of	Percent of Total			Price Appreciation for
		Securities	Options Granted	Exercise		Option Term
		Underlying Options	To Employees In	Price	Expiration
Name	Date	Granted(#)	Fiscal Year	($/Sh)*	Date	5%	10%

William H. Timbers	7/31/2001	244,400	22.41%	$8.50	7/31/2011	$1,306,466	$3,310,841
Dennis R. Spurgeon	7/10/2001	300,000	27.51%	$7.90	7/10/2011	$1,490,480	$3,777,170
Henry Z Shelton, Jr.	7/31/2001	72,000	6.60%	$8.50	7/31/2011	$384,884	$975,370
Robert J. Moore	7/31/2001	47,600	4.37%	$8.50	7/31/2011	$254,451	$644,828
Philip G. Sewell	7/31/2001	59,300	5.44%	$8.50	7/31/2011	$316,994	$803,326

*	The exercise price of the options granted to the individuals shown above was the fair market value of USEC’s common stock at the date of grant. The options granted vest in three equal annual installments beginning on the first anniversary date.

Aggregated Fiscal Year End Option Values

      The following table sets forth information regarding the aggregate value of stock options held as of June 30, 2002, by the executive officers named in the Summary Compensation Table:

Number of Securities
	Underlying Unexercised	Value of Unexercised In-
	Options at Fiscal	The-Money Options at
	Year-End	Fiscal Year-End($)
Name	Exercisable/Unexercisible(#)	Exercisable/Unexercisable

William H. Timbers	434,489/461,644	$3,823,503.20/$4,062,467
Dennis R. Spurgeon	—/300,000	—/$2,640,000
Henry Z Shelton, Jr.	128,000/136,000	$1,126,400.00/$1,196,800
Robert J. Moore	84,622/89,911	$744,673.60/$ 791,216
Philip G. Sewell	32,000/75,300	$281,600.00/$ 662,640

      No options were exercised in the last fiscal year by the executive officers named in the Summary Compensation Table.

Long-Term Incentives — Restricted Stock Unit Awards in Last Fiscal Year

      Senior executive officers of the Company, including the executive officers named in the Summary Compensation Table, are eligible to participate in the Company’s restricted stock unit program under the USEC Inc. 1999 Equity Incentive Plan. The restricted stock unit program is a three-year, performance-based program that is described in more detail in the report of the Compensation Committee on Executive Compensation later in this Proxy Statement.

      A restricted stock unit (RSU) is the right to receive, after the three-year restriction period expires and subject to the achievement of certain goals, cash or stock equal in value to one share of common stock. Dividend equivalents accrue on the RSUs and are payable at the end of the performance period, again subject to the achievement of goals. The Compensation Committee of the Board of Directors creates the performance goals for the RSUs and will decide, at the end of the three-year performance period, to what extent the goals have been met. Award values will increase or decrease based on performance against the goals, stock price performance and dividend equivalent accruals.

      The following table sets forth the RSU grants made to the executive officers named in the Summary Compensation Table in fiscal year 2002.

		Performance	Estimated Future Payouts Under
	Number of	or Other	Nonstock Price-Based Plans
	Shares,	Period Until
	Units or	Maturation	Threshold	Target	Maximum
Name	Other Rights	or Payout	(#)	(#)	(#)

William H. Timbers	120,732	3-Year Vesting	0	120,732	241,464
Dennis R. Spurgeon	69,512	3-Year Vesting	0	69,512	139,024
Henry Z Shelton, Jr.	37,006	3-Year Vesting	0	37,006	74,012
Robert J. Moore	26,122	3-Year Vesting	0	26,122	52,244
Philip G. Sewell	28,939	3-Year Vesting	0	28,939	57,878

Pension Plan

      USEC maintains a retirement program consisting of the Employees’ Retirement Plan of USEC Inc. that is intended to qualify under section 401(a) of the Internal Revenue Code and a non-qualified Pension Restoration Plan that is intended to provide benefits otherwise limited by section 401(a)(17) and section 415 of the Internal Revenue Code. The Employees’ Retirement Plan of USEC Inc. was amended and restated effective January 1, 2001 to provide a consistent retirement benefit formula across the Company.

      The following table shows the estimated annual straight-life annuity benefit payable under these retirement programs to vested employees with the specified Final Average Compensation (average compensation over the three years of employment during which the participant’s earnings were the highest, counting only compensation from February 3, 1999, if doing so would produce a larger benefit) and specified years of credited service upon retirement at age 65. Annual pension amounts represent a combined payment from both the qualified and non-qualified plans.

	Annual Pension

	Years of Credited Service

Final Average Compensation	5	10	20	30	40

$ 100,000	$7,516	$12,216	$24,216	$36,216	$48,216
$ 200,000	12,216	24,216	48,216	72,216	96,216
$ 300,000	18,216	36,216	72,216	108,216	144,216
$ 400,000	24,216	48,216	96,216	144,216	192,216
$ 500,000	30,216	60,216	120,216	180,216	240,216
$ 600,000	36,216	72,216	144,216	216,216	288,216
$ 700,000	42,216	84,216	168,216	252,216	336,216
$ 800,000	48,216	96,216	192,216	288,216	384,216
$ 900,000	54,216	108,216	216,216	324,216	432,216
$1,000,000	60,216	120,216	240,216	360,216	480,216

      The participant’s retirement benefits are calculated under three different formulae: the Regular Formula, the Alternate Formula using a social security offset, and the Minimum Formula. The formula that gives the participant the largest benefit will be used for the final calculation. The Regular Formula (used as an illustration for the table above) is equal to 1.2% of a participant’s Final Average Compensation multiplied by the number of years and months of credited service, plus $216. The aggregate retirement benefit is not subject to social security or other retirement benefit deductions.

      A participant’s retirement benefit calculation consists of the total earnings, including deferred compensation payable to the participant by the Company but excluding any monies derived from the exercise of stock options. For the five executives named in the Summary Compensation Table, the number of years of credited service as of June 30, 2002 is as follows: Mr. Timbers 8.5 years; Mr. Spurgeon 1.0 year; Mr. Shelton 8.5 years; and Mr. Sewell 1.25 years. Mr. Moore did not participate in either plan.

      The Company also maintains a supplemental executive retirement plan (the “SERP”) whose participants include Mr. Timbers, Mr. Spurgeon, Mr. Shelton, Mr. Moore, and Mr. Sewell. The SERP provides that commencing at age 62, Mr. Timbers is entitled to receive a total annual retirement benefit equal to 60% of his final average compensation minus (1) any benefits received by him under the Company’s other retirement programs and (2) his social security benefits. For all other participants, commencing at age 62, they will receive an amount equal to 55% of their final average compensation minus (1) any benefits received by the participant under the Company’s other retirement programs or any retirement program to which the Company has contributed on their behalf and (2) the participant’s social security benefits. SERP participant’s final average compensation includes salary and annual incentive compensation, including cash and stock, earned for the three years preceding the participant’s date of termination and commencing not earlier than February 3, 1999.

Report of the Compensation Committee on Executive Compensation

      The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. All members of the Committee are independent directors.

  Executive Compensation Philosophy and Design

      USEC’s executive compensation program is designed to attract, retain, and motivate the broad based executive talent required to achieve the Company’s business objectives and increase shareholder value.

      Following shareholder approval of the USEC Inc. 1999 Equity Incentive Plan (“Equity Incentive Plan”), the Committee implemented the Company’s executive compensation program. The Committee utilized an independent executive compensation consultant to assist in the overall design of the executive compensation program. In addition, the Committee relies on its outside compensation consultant to periodically provide market data regarding compensation levels and practices of companies similar in size and nature to the Company. The survey group consists of companies in the general, utility, chemical, and heavy manufacturing industries (the “Survey Group”). This broad-based Survey Group is a significantly larger group of companies than the peer group index included in the Performance Graph (“Peer Group”) that appears later in this Proxy Statement.

      The primary objectives of the Company’s executive compensation program include:

•	enhancing the Company’s ability to attract, retain, motivate, and develop management talent critical to the long-term success of the Company;

•	aligning the compensation levels with the competitive market for companies of similar size and nature to USEC;

•	emphasizing variable, at-risk pay, which aligns executive compensation with the Company’s overall performance; and

•	reinforcing management’s commitment to maximize shareholder value by encouraging equity ownership.

      Elements of the executive compensation program include base salary, an annual incentive opportunity, and long-term incentive compensation, each of which is described below. A significant portion of the total compensation of executive officers is “at risk” (for example, performance-based awards of cash, equity and stock options), with the at-risk component increasing at higher-level positions that have greater Company impact. This pay-for-performance philosophy is demonstrated in the overall design of the executive compensation program.

      2002 Incentive Compensation Review. In January 2002, the Committee engaged in a comprehensive review of the incentive compensation components of the executive compensation program (the “2002 Comprehensive Review”). Based upon advice from, and market survey data provided, by its independent compensation adviser, the Committee made several fundamental changes to the Company’s annual incentive and long-term incentive programs. These changes were designed to more effectively meet the Committee’s goal of delivering total compensation at levels consistent with the market range of the Survey Group and consistent with the program philosophy emphasizing performance-based compensation. As discussed in more detail below, the range of annual incentive opportunities was increased to add greater incentives for performance at and above target levels, and the long-term incentive program was redesigned for senior executives to include a performance-based component. Although the Committee made changes to the incentive components of executive compensation, the Committee did not change the targets for total direct compensation, which, at maximum, continue to target the 75th percentile of the Survey Group.

      Base Salary. Each executive officer’s base salary reflects the scope of responsibility and accountability of his or her position within the Company. In general, executive officers having the highest level and amount of responsibility have the lowest percentage of their total compensation as base salary. Using market survey data, the base salary level for each executive officer was established within a range of the median base salary level for the comparable position within the Survey Group — with an adjustment for individual experience and time in the position. The Committee recommends base salary levels to the Board of Directors for its approval. Senior executive officers, with the exception of Mr. Spurgeon, received an increase in base salary in fiscal year 2002 between 5% and 10% based on market comparisons and data relating to the Survey Group. This was the first increase in base salary for senior executive officers since fiscal year 1999, with the exception of Mr. Sewell who had received an increase upon his promotion to his current position. Mr. Spurgeon did not receive a base salary increase in fiscal year 2002 because he had only recently joined the Company.

      Annual Incentive. The Company’s Annual Incentive Program provides an opportunity for executive officers and certain other Company employees to earn an annual bonus paid partly in cash and partly in stock, and is based on pre-determined annual performance objectives. The annual incentive is linked to corporate and individual performance. Performance measures are a mixture of formula-based Company financial goals and individual key performance objectives. Key performance objectives are designed to support the Company’s strategic initiatives and operating plan.

      Annual incentive awards are made by the Committee if and to the extent corporate and individual performance goals are achieved. At the beginning of each year, performance goals and target awards are defined. Based on performance against these goals, the Committee has the discretion to grant a range of awards calculated as a percentage of the target awards, from 0% of the target award up to 200% of the target award for maximum performance.

      Participants must take a minimum percentage of any annual incentive award in shares of restricted stock of the Company, and may take the remainder of the award in cash or additional shares of restricted stock. As part of the 2002 Comprehensive Review, the Committee established this minimum percentage of equity at 35%. In addition, the Committee established an incentive to encourage participants to elect to take more of their annual incentive awards in Company stock by granting participants additional shares of restricted stock equal to 20% of the elective portion of their awards that they take in stock. The restricted stock portion of the award vests one year from the date of grant.

      For fiscal year 2002, the Committee determined that 55% of the CEO’s and senior officers’ annual incentives would be based on corporate performance, as measured by earnings per share, free cash flow before dividends per share and total shareholder return. The remainder of the annual incentive would be based on a participant’s key performance objectives, and demonstrated leadership, initiative, coordination, and cooperation by the participant in managing his or her assigned areas of responsibility. In conjunction with the 2002 Comprehensive Review, the Committee determined to increase annual incentive opportunities to encourage above-target performance, and established annual incentive award targets for all executive officers ranging from 36% to 100% of base salary.

      During its review of fiscal year 2002 performance, the Committee adjusted the earnings and cash flow targets to take into account certain changed factors in fiscal year 2002, including the U.S. government’s significant delay in approving new pricing provisions under the Russian HEU Contract and the resulting impact on the Company’s financial results. The Committee determined that the Company had exceeded its earnings target, its free cash flow target, and its target for total return in fiscal year 2002. Based on these results and the Committee’s judgment with respect to individual achievement of key performance objectives and performance in the areas of leadership, initiative, coordination, and cooperation, the Committee granted annual incentive awards for executive officers for fiscal year 2002 ranging from 51% to 182% of base salary.

      Long-Term Incentives. Long-term incentives are used by the Company to align the interests of executive officers and other employees with those of the shareholders. These incentives create value for an employee by linking the incentives to an increase in the Company’s stock price above the fair market value on the grant date if the employee remains in the Company’s employ for the period required for the incentive to vest or be exercisable. In addition, long-term incentives directly link a portion of an employee’s compensation to the interests of shareholders by providing an incentive to maximize shareholder value. For the Company, long-term incentives for executive officers are a key element and significant component of market-competitive total compensation.

      Stock Options. In February 1999, the Committee established a Long-Term Incentive Program under the shareholder-approved Equity Incentive Plan for use with executive officers and other key employees. The program, initially established for a five-year period, is designed to make annual grants of stock options to executive officers and other program participants. Stock options are granted at fair market value and vest ratably over five years for the first year grant and ratably over three years for each annual grant thereafter. Executive officers received a stock option grant in fiscal year 2002, with individual grants ranging from 47,600 to 244,400 options.

      Restricted Stock Unit Program. As part of the 2002 Comprehensive Review, the Committee restructured the Long-Term Incentive Program to include a three-year performance component, which replaced a portion of the annual award of stock options in delivering market-based compensation to executive officers. Participation is limited to senior executive officers, including the executive officers named in the Summary Compensation Table. For these individuals, one half of their long-term incentive will be an annual grant of stock options, and the other half will be in the form of Restricted Stock Units (RSUs) paid at the end of the three-year performance period, provided certain performance goals are met.

      Each RSU is worth one share of USEC’s common stock. If specific performance targets are achieved, participants will receive cash or stock at the end of the three-year performance period for each RSU, equal to the then-current value of a share of common stock. Participants may also defer payment until they terminate service with the Company. The Committee grants the RSUs, determines the performance goals and performance period and, at the end of the period, determines whether the goals have been met. Participants can receive 0% to 200% of their RSU target based on performance as determined by the Committee. RSUs have no voting or dividend rights, although dividend equivalents accrue and are payable at the end of the performance period, again subject to goals being achieved.

      For the first performance period from July 1, 2001 to June 30, 2004, there are two performance goals: total shareholder return as measured against the S&P 500 total return and specific business performance targets related to achieving milestones under USEC’s advanced technology program. Award values will increase or decrease based on performance against these targets, stock price performance, and dividend equivalent accruals.

      Stock Ownership. Every executive officer and certain other employees must hold an ownership stake in the Company that is significant in comparison to his or her salary. The Committee has established stock ownership guidelines, which apply to all executive officers and certain other employees, that range from one and one-half to five times base salary levels and must be achieved within a five-year period. All shares of stock acquired through direct purchase, the exercise of options, restricted stock grants, the Company’s 401(k) plan, and the Company’s employee stock purchase plan, count towards the guidelines. Employees meeting each year’s ownership guideline would be eligible for an incentive equal to 5% of that year’s current ownership target, provided, the Company also meet its financial goals. Employees failing to meet each year’s ownership guideline could have the cash portion of any bonus diverted into the purchase of additional stock until ownership guidelines are met.

  Company Performance and CEO Compensation

      The Committee determines Mr. Timbers’ compensation in the same manner as described above for senior officers, except that the at-risk component of his compensation is a higher percentage of his total compensation. At maximum performance levels, 80% of Mr. Timbers’ compensation is at risk. In February 1999, following the recommendation of the Committee, the Board of Directors established Mr. Timbers’ base salary level at $600,000 per year. Mr. Timbers’ base salary was established at the median of base pay for chief executive officers at companies in the Survey Group. Mr. Timbers did not receive a salary increase in fiscal year 2000 or fiscal year 2001 because market salary survey data, for the Survey Group, showed his compensation to be in the appropriate range. In fiscal year 2002 he received an increase in base salary to $660,000 per year.

      The Committee established Mr. Timbers’ fiscal year 2002 annual incentive target at 100% of his base salary level. As with other senior executive officers, 55% of Mr. Timbers’ annual incentive was based on the Company’s corporate performance, and the remainder on his performance against pre-established key performance objectives and his demonstrated leadership, initiative, coordination, and cooperation. Mr. Timbers’ key performance objectives supported the Company’s operating plan and were focused in the areas of the Company’s financial performance and strategic initiatives, including restructuring the Russian HEU Contract, reaching agreement with the Department of Energy regarding domestic uranium enrichment issues, and advanced enrichment technology.

      In evaluating Mr. Timbers’ performance for fiscal year 2002, the Committee took into account its determinations as discussed above with respect to the Company’s corporate performance for fiscal year 2002. The Committee also evaluated Mr. Timbers’ individual performance with respect to his key performance objectives and determined that Mr. Timbers had achieved above target performance levels for these objectives. The Committee also took into account the general performance evaluation of Mr. Timbers completed by the Board’s Nominating and Governance Committee. This evaluation focused on the areas of leadership, initiative, coordination, and cooperation. As a result, the Committee awarded an annual incentive to Mr. Timbers for fiscal year 2002 of $1,203,477, representing approximately 182% of his base salary. Mr. Timbers received this incentive award 65% in cash and 35% in shares of restricted stock of the Company that will vest one year from the date of grant.

      Mr. Timbers is also a participant in the Company’s Long-Term Incentive Program, including both the stock option component and the three-year RSU performance component discussed above. Long-term incentive compensation is intended by the Committee to represent a significant component of Mr. Timbers’ market-competitive total compensation. Mr. Timbers received a stock option grant in fiscal year 2002 of 244,400 options. Like other participants in the RSU program, he will not receive any RSU payment until the current performance period ends in June 2004 and then only if performance goals are met.

  Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation for the Company’s Chief Executive Officer and the four other most highly compensated executive officers employed at year-end to $1 million per year. “Performance-based compensation”, as that term is used in the Internal Revenue Code, is excluded from the limit. The Company’s Equity Incentive Plan incorporates the applicable requirements for “performance-based compensation” with respect to certain types of awards. Although the Committee intends to preserve the deductibility of compensation paid to the executive officers to the extent consistent with its overall compensation policy, it reserves the authority to award non-deductible compensation in certain circumstances as it deems appropriate.

  Summary

      The Committee believes that the policies and programs described in this report effectively link pay and performance and serve the best interest of shareholders. The Committee will continue to review all elements of USEC’s executive compensation program to ensure that the Company can continue to attract, retain, and motivate talented executives who can achieve its business objectives and increase shareholder value.

      Respectfully submitted by the Compensation Committee:

John R. Hall, Chairman	Joseph F. Paquette, Jr.
Joyce R. Brown

Employment Contracts, Termination of Employment and Change in Control Arrangements

  Agreement with Mr. Timbers

      In 1999, the Board of Directors approved an employment agreement between the Company and Mr. Timbers for an initial five-year term, with an automatic one-year extension unless either party gives notice not to renew. However, in the event of a change in control (as defined in the Company’s 1999 Equity Incentive Plan), the agreement will continue for not less than three years from the date of the change in control.

      By the terms of his agreement, Mr. Timbers holds the following corporate positions: President and Chief Executive Officer of the Company, a director on the Company’s Board of Directors and a director and the President of each of the Company’s subsidiaries. Mr. Timbers receives an annual base salary of not less than $600,000, participates in the Company’s annual and long-term incentive programs at a level commensurate with his position and participates in the Company’s employee benefit and fringe benefit plans and programs applicable to senior management of the Company. In addition, the Company provides Mr. Timbers with an executive term life insurance policy.

      If Mr. Timbers’ employment is terminated by the Company without cause, by Mr. Timbers for good reason or by reason of Mr. Timbers’ death or disability, he (or his estate or beneficiary) will receive (i) a lump sum cash payment equal to three times the sum of his average annual base salary and bonus for the latest three years commencing on or after February 3, 1999, (ii) continuation of welfare benefits for a period up to three years (or, if sooner, until Mr. Timbers is covered by comparable programs of a subsequent employer (and reduced to the extent Mr. Timbers receives comparable benefits)), (iii) three additional years of age credited for purposes of retirement plan benefits, (iv) immediate vesting of his equity based awards, and (v) office space and administrative support for two years. In addition, he will be entitled to ownership of the paid up term life insurance policy.

      If Mr. Timbers’ employment is terminated by reason of the expiration of the term of the agreement, the cash payment will equal one and one-half times the sum of his average annual base salary and bonus and his welfare benefits will continue for 18 months. Mr. Timbers will also receive one and one-half years of age credited for purposes of his retirement plan benefits, office space and administrative support for one year, and the life insurance and vesting benefits described above. If Mr. Timbers receives payments, whether or not under his employment agreement, that would subject him to any federal excise tax due under section 4999 of the Internal Revenue Code, he will also receive a cash payment equal to the amount of such excise tax.

      The agreement also contains provisions requiring Mr. Timbers to keep information confidential for a period beyond the term of the agreement, to comply with appropriate provisions regarding non-competition and non-solicitation of employees and to consult with the Company in certain circumstances.

  Agreement with Mr. Spurgeon

      In July 2001, the Board of Directors approved an employment agreement between the Company and Mr. Spurgeon for an initial three-year term, with an automatic one-year extension unless either party gives notice not to renew. However, in the event of a change in control (as defined in the Company’s 1999 Equity Incentive Plan), the agreement will continue for not less than three years from the date of the change in control.

      By the terms of his agreement, Mr. Spurgeon holds the following corporate positions: Executive Vice President and Chief Operating Officer of the Company and its subsidiary, United States Enrichment Corporation. Mr. Spurgeon receives an annual base salary of not less than $400,000, and was granted, effective July 10, 2001, (i) restricted common stock of the Company, which shall become vested and non-forfeitable on the third anniversary of the date of grant, with a value of $100,000 and (ii) a non-qualified option to acquire 300,000 shares of common stock of the Company, vesting in three equal installments on each of the first three anniversaries of the grant date. Mr. Spurgeon participates in the Company’s annual and long-term incentive programs at a level commensurate with his position and participates in the Company’s employee benefit and fringe benefit plans and programs applicable to senior management of the Company.

      If Mr. Spurgeon’s employment is terminated by the Company without cause, by Mr. Spurgeon for good reason or by reason of Mr. Spurgeon’s death or disability, he (or his estate or beneficiary) will receive (i) a lump sum cash payment equal to one times (two and one-half times if the date of termination occurs on or after the date of a change in control) the sum of his final average annual base salary and bonus for the three years preceding the date of termination, (ii) continuation of welfare benefits for a period up to thirty months (or, if sooner, until Mr. Spurgeon is covered by comparable programs of a subsequent employer (and reduced to the extent Mr. Spurgeon receives comparable benefits)), and (iii) immediate vesting of his equity based awards. If Mr. Spurgeon’s employment is terminated by reason of the expiration of the term of the agreement, the Company will pay him the amounts and benefits described above. If Mr. Spurgeon receives payments, whether or not under his employment agreement, that would subject him to any federal excise tax due under section 4999 of the Internal Revenue Code, he will also receive a cash payment equal to the amount of such excise tax.

      The agreement also contains provisions requiring Mr. Spurgeon to keep information confidential for a period beyond the term of the agreement, to comply with appropriate provisions regarding non-competition and non-solicitation of employees and to consult with the Company in certain circumstances.

  Change in Control Agreements

      The Company has entered into change in control agreements with each of the executive officers, other than the Chief Executive Officer and the Chief Operating Officer, named in the Summary Compensation Table. These agreements provide benefits to these officers upon certain terminations of employment following a change in control of the Company (as such term is defined in the agreements).

      Each of the agreements has an initial three-year term, and is automatically extended for additional one-year periods unless the Board has given notice of non-renewal. Upon a change in control, the agreements will expire no earlier than three years following the date that the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates his employment following a change in control for any reason other than cause, or if the officer terminates his employment for good reason.

      The benefits consist of a lump sum payment equal to two and one-half times the sum of the officer’s average annual base salary and bonus for the three years commencing on or after February 3, 1999. In addition, under the terms of each agreement, the Company would provide the officer and his dependents with continuation of medical and similar benefits for two and one-half years following the occurrence of the change in control or, if sooner, until the officer is covered by comparable programs of a subsequent employer (and reduced to the extent the officer receives comparable benefits), provided the officer complies with the non-competition, non-solicitation and confidentiality provisions of the agreement. In addition, the officer will receive two and one-half additional years of service for purposes of retirement plan benefits. If the officer receives payments under his agreement that would subject him to any federal excise tax due under section 4999 of the Internal Revenue Code, then he will also receive a cash payment equal to the amount of such excise tax.

Certain Relationships and Related Transactions

      The Company and James R. Mellor, the Chairman of the Board of Directors, are parties to an agreement under which Mr. Mellor provides consulting services to the Company, for which the Company paid Mr. Mellor $300,000 from July 28, 2001 through July 27, 2002. In July 2002, the Company and Mr. Mellor extended the term of the consulting agreement for an additional year for an annual fee of $300,000. On July 31, 2001, the Board also granted Mr. Mellor an option to purchase 47,059 shares of USEC’s common stock. These options vested on July 31, 2002.

      On February 6, 2002, Mr. Timbers received a loan from USEC in the principal amount of $229,652 to pay taxes due upon the vesting of restricted shares of common stock granted to Mr. Timbers in February 1999. This loan was provided consistent with the philosophy and design of the Company’s executive compensation program, a primary objective of which is reinforcing management’s commitment to maximize shareholder value by encouraging equity ownership. The loan bears interest at the prime rate as published in the Wall Street Journal plus 100 basis points. The rate is adjusted quarterly and interest compounds annually. Principal and accrued interest are due no later than 10 years from the date of the loan and become payable upon termination of employment. As of August 31, 2002, $237,050.40 was outstanding under the loan.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of equity securities to file reports of beneficial ownership and changes in beneficial ownership with the SEC.

      Based on Company records and other information, USEC believes that all SEC filing requirements applicable to its directors and officers were complied with for the fiscal year ended June 30, 2002, except that William H. Timbers, Henry Z Shelton, Jr., Robert J. Moore, and Philip G. Sewell, each had one late report for one transaction.

Performance Graph

      The following graph shows a comparison of cumulative total returns for an investment in the common stock of the Company, the S&P 500 Index, and a peer group of companies. USEC is the only U.S. company in the uranium enrichment industry; however, USEC has identified a peer group of companies that share similar business attributes with it. This group includes utilities with nuclear power generation capabilities, chemical processing companies, and aluminum companies. USEC services companies in the utility industry, and its business is similar to that of chemical processing companies. USEC shares characteristics with aluminum companies in that they are both large users of electric power. The Performance Graph commences as of the date the Company’s common stock began publicly trading, which is July 23, 1998. The graph reflects the investment of $100 on July 23, 1998 in the Company’s common stock, the S&P 500 Index and in the peer group, and the reinvestment of dividends.

Stock Price Performance Graph

	July 23, 1998	June 30, 1999	June 30, 2000	June 30, 2001	June 30, 2002

USEC Inc.	$100.00	$111.20[1]	$ 39.13	$ 78.39	$ 88.21

S&P 500 Index	$100.00	$122.04	$130.76	$111.37	$ 91.34

Peer Group Index[2]	$100.00	$113.81	$114.32	$171.79	$164.64

(1)	The total return for an investment in the common stock of USEC Inc., based on the average closing price of the five business days before and after June 30, 1999, would have been -7.49%. On June 30, 1999, there was an unusual fluctuation in the price of the stock. This fluctuation was the result of the stock’s inclusion in the Russell 2000 index.

(2)	The Peer Group consists of: Air Products and Chemicals, Inc., Albemarle Corporation, Alcoa Inc., Commonwealth Industries, Inc., Constellation Energy Group, Inc., Dominion Resources, Inc., Duke Energy Corporation, Eastman Chemical Company, Exelon Corporation (formerly known as PECO Energy Company), Georgia Gulf Corporation, NL Industries, Inc., OM Group, Inc., PPL Corporation, Praxair, Inc., Progress Energy, Inc. (formerly known as Carolina Power & Light Company), The Southern Company, and XCEL Energy, Inc. (formerly known as Northern States Power Company). Union Carbide Corporation, which merged with The Dow Chemical Company in 2001, and was included in the peer group in the Company’s proxy statement last year, has been excluded from the Company’s peer comparison group. In accordance with SEC requirements, the return for each issuer has been weighted according to the respective issuer’s stock market capitalization at the beginning of each period for which a return is indicated.

Audit, Finance and Corporate Responsibility Committee Report

      The Audit, Finance and Corporate Responsibility Committee of the Board of Directors (the “Committee”) is comprised of three independent directors and operates under a written charter. The Committee meets with the internal and independent auditors, with and without management present, to facilitate and encourage private communication.

      In fulfilling its responsibilities, the Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2002 with management and the independent auditors.

      The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors the auditors’ independence.

      The following amounts were billed to the Company by the independent auditors for services rendered for the fiscal year ended June 30, 2002 (the Company engaged PricewaterhouseCoopers LLP as its new independent auditors in April 2002, replacing Arthur Andersen LLP):

Type of Fee	Amount Billed

Audit and Quarterly Review Fees	$467,000
Financial Information Systems Design and Implementation Fees	-0-
All Other Fees	$98,000

      The Committee considered and concluded that the provision of non-audit services by the independent auditors was compatible with maintaining their independence.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

      Respectfully submitted by the Audit, Finance and Corporate Responsibility Committee:

James D. Woods, Chairman	Joseph F. Paquette, Jr.
John R. Hall

ITEM 2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors of the Company has appointed the firm of PricewaterhouseCoopers LLP to serve as independent auditors of the Company for the 2003 fiscal year, subject to ratification of this appointment by the shareholders of the Company. The Company has been advised by PricewaterhouseCoopers LLP that neither it nor any member thereof has any direct or material indirect financial interest in the Company or any of its subsidiaries in any capacity. One or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

      On April 23, 2002, the Company terminated the engagement of Arthur Andersen LLP (“Andersen”) as USEC’s independent auditors. This decision was made by USEC’s Board of Directors based upon a recommendation of its Audit, Finance and Corporate Responsibility Committee.

      Andersen’s reports on USEC’s consolidated financial statements for the fiscal years ended June 30, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit, scope, or accounting principles.

      During USEC’s two most recent fiscal years and through April 23, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused them to make reference thereto in their report on USEC’s consolidated financial statements for such years; and there were no reportable events as described in Item 304(a)(l)(v) of Regulation S-K.

      In its letter dated April 23, 2002 to the Office of Chief Accountant of the Securities and Exchange Commission, Andersen stated that it agreed with the statements in the three preceding paragraphs. This letter is filed as Exhibit 16 to USEC’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 24, 2002.

      USEC engaged PricewaterhouseCoopers LLP as its new independent auditors as of April 23, 2002. During USEC’s two most recent fiscal years and through April 23, 2002, USEC did not consult PricewaterhouseCoopers with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on USEC’s consolidated financial statements, or any other matters or reportable events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Vote Required for Ratification

      The Audit, Finance and Corporate Responsibility Committee was responsible for recommending to the Board of Directors, and the Board of Directors was responsible for selecting, USEC’s independent auditors for fiscal year 2003. Accordingly, shareholder approval is not required to appoint PricewaterhouseCoopers as USEC’s independent auditors for fiscal year 2003. The Board of Directors believes, however, that submitting the appointment of PricewaterhouseCoopers to the shareholders for ratification is a matter of good corporate governance. As a result of recent legislation, the Audit, Finance and Corporate Responsibility Committee now will be solely responsible for selecting USEC’s independent auditors. If the shareholders do not ratify the appointment, the Audit, Finance and Corporate Responsibility Committee will review its future selection of independent auditors.

      The ratification of the appointment of PricewaterhouseCoopers as USEC’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

      The Board recommends voting FOR ratification of the appointment of PricewaterhouseCoopers LLP, as independent auditors.

Other Matters

      As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth above. If other matters should properly come before the Annual Meeting or any adjournment thereof, including shareholder proposals which have been excluded pursuant to Rule 14a-8 under the Exchange Act, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to such matters.

Proposals By Shareholders

      In order to be considered for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, proposals from shareholders must be received by the Secretary of the Company at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817 not later than May 26, 2003.

      As provided in the Company’s By-Laws, a shareholder’s nomination for directors or other proposals to be brought before the next annual meeting of shareholders must be delivered to the Company’s headquarters not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, proposals intended to be brought before the next annual meeting of shareholders must be received by the Company between July 9, 2003 and August 8, 2003 in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, November 6, 2003.

      Such shareholder notices should be delivered to the Secretary, USEC Inc., Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Miscellaneous

      The cost of soliciting proxies will be borne by USEC. The solicitation will be primarily by mail. In addition to the use of mail, some of the officers, directors, and employees of USEC and its subsidiaries may solicit proxies by telephone, telegram, or personal interview without additional remuneration for such activity. USEC intends to reimburse banks, brokerage houses, and other institutions, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy material to their principals. We have also made arrangements with Morrow and Company to assist us in soliciting proxies from banks, brokers, and nominees and have agreed to pay up to approximately $8,500 plus expenses for such services.

      Shareholders are urged to sign and date the enclosed proxy card and return it today in the enclosed envelope.

By order of the Board of Directors,

Timothy B. Hansen
Secretary

Bethesda, Maryland

October 2, 2002

1803-PS-02

DETACH HERE

PROXY

USEC INC.

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF USEC INC. FOR THE
2002 ANNUAL MEETING OF USEC SHAREHOLDERS

James R. Mellor, William H. Timbers, and Timothy B. Hansen, or any of them, each with full power of substitution, are hereby authorized to vote the undersigned’s shares of common stock, par value $0.10 per share, of Usec Inc. (“USEC”) at the 2002 Annual Meeting of Shareholders of USEC, scheduled to be held on Wednesday, November 6, 2002, at 10:00 a.m. local time, at the Naval Heritage Center, 701 Pennsylvania Avenue, NW, Washington, DC 20004, and at any and all adjournments, postponements, continuations or reschedulings thereof (the “Annual Meeting”), upon the matters set forth in the Proxy Statement furnished by USEC (the “Proxy Statement”) and upon such other matters as may properly come before the Annual Meeting, voting as specified on this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSALS 1 AND 2.

PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

DETACH HERE

☒	Please mark
votes as in
this example.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 1 AND 2.

			FOR	AGAINST	ABSTAIN
1. The election of the following eight persons as directors of USEC to hold office until their successors are duly elected and qualified:	2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of USEC Inc. for the	☐	☐	☐
Nominees: (01) James R. Mellor, (02) Michael H.		fiscal year ending June 30, 2003
Armacost, (03) Joyce F. Brown, (04) John R.
Hall, (05) W. Henson Moore, (06) Joseph F. Paquette, Jr., (07) William H. Timbers and
(08) James D. Woods

FOR			WITHHELD
ALL	☐	☐	FROM ALL
NOMINEES			NOMINEES

☐
	For all nominees except as noted above	PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF SUCH ENVELOPE IS MAILED IN THE UNITED STATES.

The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at the Annual Meeting.

Please sign your name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If signing on behalf of a corporation, please sign in full corporate name by the president or other authorized officer(s). If signing on behalf of a partnership, please sign in full partnership name by authorized person(s).

Signature:	__________________	Date:	_______________	Signature:	__________________	Date:	_______________